Exhibit 21.1

LIST OF SUBSIDIARIES OF ONEBEACON INSURANCE GROUP, LTD.

as of December 31, 2010

Subsidiary	Jurisdiction of Incorporation
A. W. G. Dewar, Inc.	Massachusetts
Atlantic Specialty Insurance Company	New York
AutoOne Insurance Agency, Inc.	Delaware
AutoOne Insurance Company	New York
AutoOne Select Insurance Company	New York
The Camden Fire Insurance Association	New Jersey
EBI Claims Services, LLC	Delaware
The Employers’ Fire Insurance Company	Massachusetts
Essentia Insurance Company	Missouri
Homeland Insurance Company of New York	New York
Houston General Insurance Company	Texas
Houston General Insurance Exchange	Texas
Houston General Insurance Management Company	Texas
Mill Shares Holdings (Bermuda) Ltd.	Bermuda
National Marine Underwriters, Inc.	Delaware
The Northern Assurance Company of America	Massachusetts
OneBeacon America Insurance Company	Massachusetts
OneBeacon Entertainment, LLC	Delaware
OneBeacon Holdings (Gibraltar) Limited	Gibraltar
OneBeacon Holdings (Luxembourg) S.à.r.l.	Luxembourg
OneBeacon Insurance Company	Pennsylvania
OneBeacon Insurance Group LLC	Delaware
OneBeacon Investments (Luxembourg) S.à.r.l.	Luxembourg
OneBeacon Lloyd’s, Inc.	Texas
OneBeacon Lloyd’s of Texas	Texas
OneBeacon Midwest Insurance Company	Wisconsin
OneBeacon Professional Insurance, Inc.	Delaware
OneBeacon Risk Management, Inc.	Delaware
OneBeacon Services, LLC	Delaware
OneBeacon Sports and Leisure, LLC	Delaware
OneBeacon U.S. Enterprises Holdings, Inc.	Delaware
OneBeacon U.S. Financial Services, Inc.	Delaware
OneBeacon U.S. Holdings, Inc.	Delaware
Pennsylvania General Insurance Company	Pennsylvania
Potomac Insurance Company	Pennsylvania
Traders & General Insurance Company	Texas
WM Belvaux (Luxembourg) S.à.r.l.	Luxembourg
WM Findel (Luxembourg) S.à.r.l.	Luxembourg
WM Kehlen (Luxembourg) S.à.r.l.	Luxembourg
WM Queensway (Gibraltar) Limited	Gibraltar